Exhibit 21.1

SUBSIDIARIES OF APOLLO DEBT SOLUTIONS BDC

Name	Jurisdiction
CARDINAL FUNDING LLC	DELAWARE
MALLARD FUNDING LLC	DELAWARE
GROUSE FUNDING LLC	DELAWARE
MERLIN FUNDING LLC	DELAWARE
ADS ALBATROSS SPV LLC	DELAWARE
ADS FLOOD SPV LLC	DELAWARE
ADS GERMANTOWN SPV LLC	DELAWARE
ADS LEMON SPV LLC	DELAWARE
ADS MANTLE SPV LLC	DELAWARE
ADS NEWARK SPV LLC	DELAWARE
ADS OPERA SPV LLC	DELAWARE
ADS TITAN SPV LLC	DELAWARE